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                                                                  Exhibit 12.2


                       SARA LEE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                           (IN MILLIONS EXCEPT RATIOS)

                                                      Year Ended
                                            --------------------------------
                                              June 28,           June 29,
                                                1997               1996
                                            -------------      -------------

Fixed charges and preferred stock
   dividend requirements:

   Interest expense                          $        202      $         228

   Interest portion of rental expense                  66                 68
                                            -------------      -------------
   Total fixed charges before
     capitalized interest and preferred
     stock dividend requirements                      268                296

   Capitalized interest                                12                 10

   Preferred stock dividend requirements (1)           41                 43
                                            -------------      -------------
     Total fixed charges and preferred
        stock dividend requirements         $         321      $         349
                                            =============      =============

Earnings available for fixed charges
      and preferred stock dividend
      requirements:

   Income before income taxes               $       1,484      $       1,378

   Less undistributed income in
     minority owned companies                          (7)                (5)

   Add minority interest in majority-
     owned subsidiaries                                30                 36

   Add amortization of capitalized interest            23                 22

   Add fixed charges before capitalized
     interest and preferred stock
     dividend requirements                            268                296
                                            -------------      -------------
     Total earnings available for
       fixed charges and preferred stock
       dividend requirements                $       1,798      $       1,727
                                            =============      =============

Ratio of earnings to fixed charges and
  preferred stock dividend requirements               5.6                4.9
                                            =============      =============


   (1) Preferred stock dividends in the computation have been increased to an amount representing the pretax earnings that would have been required to cover such dividends.